CONSULTING AGREEMENT
This CONSULTING AGREEMENT (this “Agreement”) is made effective as of April 8, 2026 (the “Effective Date”), by and between Codexis, Inc., a Delaware corporation (the “Company”) and Dennis Wolf, an individual (“Consultant”), for the purpose of setting forth the terms and conditions by which the Company will engage the Consultant to perform services relating to REDACTED and other areas of Consultant’s expertise (the “Field”) on a temporary basis (such services, the “Services”). The Company and Consultant may be referred to herein individually as “Party” or collectively as “Parties.”
1.Work and Payment.
1.1Project Assignment. Consultant hereby agrees to devote best efforts to perform Services for the Company as may be reasonably requested from time to time by the Company. The Services will be described in one or more project assignments attached to this Agreement as Exhibit A (each, a “Project Assignment”). Each Project Assignment will be subject to the terms and conditions of this Agreement.
1.2Services. The manner and means by which Consultant chooses to complete projects are in Consultant’s sole discretion and control. In performing the Services and completing the projects, Consultant will use Consultant’s own equipment, tools and other materials at Consultant’s own expense, unless otherwise specified in the applicable Project Assignment. Consultant acknowledges that time is of the essence in performing the Services. Consultant may not subcontract or otherwise delegate Consultant’s obligations under this Agreement without the Company’s prior written consent, and in the event the Company gives such consent, Consultant will remain fully liable to the Company for the performance of all permitted assignees, including their respective employees, independent contractors, agents or representatives of Consultant (each, an “Authorized Representative”). Consultant will perform Services, and provide the results thereof, with the highest degree of professional skill and expertise.
1.3Compensation and Invoicing.
a.In consideration of Consultant’s performing the Services, the Company will pay Consultant as set forth in the Project Assignment.
REDACTED
1.4     Expenses. The Company will reimburse Consultant for reasonable expenses incurred in the performance of the Services to the extent such expenses are set forth in a Project Assignment, or have been approved in advance and in writing by the Company.REDACTED
2.Consultant Representations. Consultant has, and at all times during the term of this Agreement will maintain all professional and/or business licenses required of Consultant and all professional and/or business tax registrations associated with Consultant’s profession and/or business.
3.Confidential Information.
3.1     REDACTED
3.2     Restrictions on Use and Disclosure. REDACTED
3.3     Third-Party Information. REDACTED
3.4     Exceptions; Compelled Disclosure. The obligations of confidentiality set forth in Section 3.2 will not apply to information the Consultant can establish by competent proof: (i) was generally available to the public or otherwise part of the public domain at the time of disclosure; (ii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of Consultant; (iii) was already known to Consultant, without confidentiality restrictions, at the time of disclosure, as shown by Consultant’s files and records immediately prior to the time of disclosure; (iv) was disclosed to Consultant, without confidentiality restrictions, by a third party who had no obligation not to disclose such information to others; or (v) was developed independently by Consultant without any use of or reference to the Confidential Information, as shown by Consultant’s files and records immediately prior to the time of disclosure. In the event a court or governmental agency legally compels Consultant to disclose Confidential Information, Consultant will provide reasonable prior written notice of such required disclosure to the Company and take reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.
3.5     Defend Trade Secrets Act Notice of Immunity Rights. REDACTED
4.     Restrictive Covenants. Consultant agrees to fully comply with the covenants set forth in this Section 4 (the “Restrictive Covenants”). Consultant further acknowledges and agrees that the Restrictive Covenants are reasonable and necessary to protect the Company’s legitimate business interests, including its Confidential Information and goodwill.
4.1     Non-Competition. During any period of engagement with the Company, Consultant will not, without the prior written consent of the Company, which may be withheld at the Company’s sole discretion, directly or indirectly, for Consultant’s own benefit or for the benefit of any other individual or entity other than the Company: (i) operate, conduct, or engage in, or prepare to operate, conduct, or engage in the Business; (ii) own, finance, or invest in (except as the holder of not more than one percent of the outstanding stock of a publicly-held company) any Business, or (iii) participate in, render services to, or assist any person or entity that engages in or is preparing to engage in the Business in any capacity (whether as an employee, consultant, contractor, partner, officer, director, or otherwise) (x) which involves the same or similar types of services Consultant performed for the Company at any time during the Consultant’s engagement with the Company or (y) in which Consultant could reasonably be expected to use or disclose Confidential Information, except that Consultant may continue the affiliations set forth in Exhibit B. In addition, but without limiting the generality of the foregoing, except as otherwise agreed to in writing by the Company, Consultant covenants and agrees during the term of this Agreement not to enter into any consulting relationship in the field with any third party commercial entity. The foregoing will not prevent Consultant from conducting any academic research, teaching or related non-commercial activity.
4.2     Non-Solicitation. During any period of engagement with the Company, Consultant will not, directly or indirectly, for Consultant’s own benefit or for the benefit of any other individual or entity: (a) solicit or attempt to solicit for employment or hire any Company Personnel in any capacity; (b) entice or induce any Company Personnel to leave his or her or their employment with the Company; or (c) otherwise negatively interfere with the Company’s relationship with any Company Personnel. For purposes of this Section only, “Company Personnel” shall include individuals with whom Consultant interacted or as to whom Consultant was provided information. Notwithstanding the foregoing, a general solicitation or advertisement for job opportunities that Consultant may publish without targeting any Company Personnel shall not be considered a violation of Section 4.2.
4.3     Interpretation. If any restriction set forth in the Restrictive Covenants is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. Furthermore, if the provisions set forth in Sections 4.1 or 4.2 are ever used in an attempt to challenge the classification of Consultant as an independent contractor, then the Parties hereby agree that such provisions will be of no force or effect.
4.4     Waiver. At any time, the Company may in its sole discretion elect to waive any or part of the Restrictive Covenants, provided any such waiver is expressly agreed to in writing by an executive officer of the Company.
4.5     Definitions. As used in the Restrictive Covenants:
(a)    The term “Business” means any business or part thereof that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company, in each case at any time during Consultant’s engagement with the Company.
(b)    The term “Company Personnel” means any individual or entity who is or was at any time during the six-month period prior to Consultant’s solicitation or other activity prohibited by Section 4.2, employed or engaged (whether as an employee, consultant, independent contractor or in any other capacity) by the Company.
5.     Ownership; Licenses.
5.1    Work Product; Assignment. Consultant agrees that the Company will be the sole and exclusive owner of all right, title and interest in and to all ideas, inventions, works of authorship, work product, materials, and other deliverables conceived, made, developed, reduced to practice, or worked on by Consultant, alone or in conjunction with others (i) in the course of providing services for the Company prior to the date of this Agreement, (ii) in the course of providing the Services for the Company following the execution of this Agreement, and (iii) at any time if resulting or directly derived from Confidential Information, and all patent, copyright, trademark, trade secret and other intellectual property rights therein, whether now known or hereafter recognized in any jurisdiction (collectively, “Work Product”). Consultant hereby assigns to the Company all of Consultant’s right, title and interest in and to the Work Product. Consultant hereby waives any applicable moral rights in the Work Product. Consultant will promptly disclose to the Company any and all Work Product. Consultant agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by the Company) of all Work Product and results thereof and such records will be available to and remain the sole property of the Company at all times.
5.2     Assistance. Consultant will execute all papers, including patent applications, invention assignments and copyright assignments, and otherwise agrees to assist the Company as reasonably required at the Company’s reasonable expense to perfect in the Company the right, title and other interest in Work Product expressly granted to the Company under this Agreement. If the Company is unable for any reason, after reasonable effort, to secure Consultant’s signature (or the signature of Consultant’s authorized representative(s), if applicable) on any document needed in connection with the actions specified above, Consultant hereby irrevocably designates and appoints the Company as Consultant’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and, on Consultant’s behalf, to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Consultant.
5.3     Background IP License. REDACTED
6.     Representations and Warranties. REDACTED
6.1    Breach of Warranty. In the event of a breach or threatened breach of the warranty set forth in Section 6.1(d), and in addition to any other remedies to which the Company may be entitled under this Agreement or by operation of law, Consultant will, at no additional cost to the Company, replace or modify the Work Product including any Background IP incorporated therein with a functionally equivalent and conforming Work Product, obtain for the Company the right to continue to use the Work Product including any Background IP incorporated therein and, in all other respects, use Consultant’s best efforts to remedy the breach.
7.    Term and Termination. This Agreement will expire on the later of (i) three months after the Effective Date, or (ii) the date of completion of the last to expire Project Assignment, unless terminated earlier in accordance with this Section 7. The Company may, without prejudice to any right or remedy it may have due to any failure of Consultant to perform Consultant’s obligations under this Agreement, terminate this Agreement at any time effective immediately upon written notice to Consultant. Consultant may terminate this Agreement for convenience on 30 days’ prior written notice to the Company, but only when there are no outstanding Services to be performed or Work Product to be delivered. In the event of such termination by the Company, Consultant will cease work immediately after receiving notice of such termination from the Company unless otherwise advised by the Company, and will notify the Company of all costs incurred up to the effective date of termination. The Company agrees to pay Consultant for all Services actually performed for work in progress and reimburse all reasonable, non-cancellable pre-approved costs and expenses incurred by Consultant in performing such Services in compliance with this Agreement, up to the date of Consultant’s receipt of notice of the Company’s intention to terminate this Agreement. Such payments will constitute full settlement of any and all claims of Consultant of every description against the Company. Sections 2-11 will survive expiration or any termination of this Agreement.
8.    Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of the Company and is not authorized to make any representation, warranty, contract, or commitment on behalf of the Company. Neither Consultant nor any of its Authorized Representatives, if applicable, will be entitled to any of the benefits which the Company may make available to its employees, such as group insurance, profit-sharing or retirement benefits. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of the Services (and those of its Authorized Representatives, if applicable) and receipt of fees under this Agreement. The Company will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law. Because Consultant is an independent contractor, the Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Consultant’s behalf (or for any individual performing Services on behalf of Consultant, if applicable). Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Consultant under this Agreement. In the event that, notwithstanding this Section 8, Consultant (or any of its Authorized Representatives, if applicable) is found by a court of competent jurisdiction to be an employee of the Company, the Parties acknowledge and agree that works of authorship and other intellectual property that would qualify fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code will not constitute Work Product for the purposes of assignment under Section 5.1 of this Agreement.
9.    LIMITATION OF LIABILITY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT WILL THE COMPANY BE LIABLE TO CONSULTANT FOR ANY LOST PROFITS OR LOST BUSINESS OR FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES OF ANY KIND, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, AND REGARDLESS OF WHETHER THE COMPANY HAS BEEN NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
10.     Indemnity. Consultant hereby agrees to indemnify and hold the Company and its affiliates and its and their directors, officers, employees, and agents harmless from and against any and all liabilities, losses, damages, costs and expenses (including without limitation reasonable attorneys’ fees) related to any third-party claim, suit, action or proceeding arising out of (i) the negligence, willful misconduct or material breach of any obligation, representation or warranty by Consultant in performing Services for the Company under this Agreement; (ii) a breach by Consultant of Sections 5.1 or 5.3; or (iii) an allegation that any of the Background IP, Work Product, or Services of Consultant infringe upon or misappropriate any third-party patent, copyright, trademark, trade secret or other intellectual property right of such party.
11.     General.
11.1    Assignment. The Parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, administrators and permitted assigns. The Company may freely assign this Agreement, and Consultant expressly agrees that any intellectual property rights licensed to the Company, including any rights to Background IP, are transferable to the Company’s assignee without Consultant’s consent. Consultant will not assign this Agreement or Consultant’s rights or obligations hereunder without the prior written consent of the Company. Any such purported assignment not in accordance with this Section 11.1 will be null and void and a material breach of this Agreement.
11.2    Legal and Equitable Remedies. Because Consultant’s Services are personal and unique and because Consultant may have access to and become acquainted with the Confidential Information of the Company, the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
11.3    No Warranty. All Confidential Information is provided “AS IS,” without any warranty of any kind.
11.4    Governing Law; Jurisdiction. The rights and obligations of the Parties under this Agreement will be governed in all respects by the laws of California without regard to conflict of law principles. Consultant agrees that, upon the Company’s request, all disputes arising hereunder will be adjudicated solely in the state and federal courts having jurisdiction over disputes arising in San Mateo County, California, and Consultant hereby agrees to consent to the personal jurisdiction of such courts.
11.5    Notices. Any notices required or permitted hereunder will be given to the appropriate Party in writing and will be delivered by personal delivery, electronic mail, facsimile transmission or by certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, three days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices will be sent to the addresses, electronic mail or facsimile information set forth at the end of this Agreement or such other address, electronic mail or facsimile information as either Party may specify in writing.

11.6     Entire Agreement. This Agreement and any Project Assignments agreed upon by the Parties constitute the Parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter. In the event of any conflict between this Agreement and any Project Assignment, this Agreement will govern unless a statement in the Project Assignment expressly supersedes a term in this Agreement.
11.7    Waiver and Modification. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both Parties.
11.8    Severability. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability will not prevent enforcement of any other provision of this Agreement.
11.9    Counterparts. This Agreement may be executed in two or more counterparts by facsimile or other reliable electronic reproduction (including, without limitation, transmission by pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), each of which will be considered an original, but all of which together will constitute one and the same instrument.

CONSULTANT ACKNOWLEDGES THAT CONSULTANT HAS THE RIGHT TO CONSULT WITH INDEPENDENT LEGAL COUNSEL PRIOR TO SIGNING THIS AGREEMENT AND HAS HAD A REASONABLE OPPORTUNITY TO DO SO, AND THAT CONSULTANT EITHER HAS CONSULTED, OR ON CONSULTANT’S OWN VOLITION CHOSEN NOT TO CONSULT, WITH SUCH COUNSEL. CONSULTANT FURTHER ACKNOWLEDGES THAT CONSULTANT HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS WHICH IT IMPOSES UPON CONSULTANT WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO CONSULTANT TO INDUCE CONSULTANT TO SIGN THIS AGREEMENT. CONSULTANT SIGNS THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY CONSULTANT.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

CODEXIS, INC.	DENNIS WOLF
By: /s/ Alison Moore, Ph.D.	By: /s/ Dennis Wolf
Name: Alison Moore, Ph.D.	Name: Dennis Wolf
Title: President and CEO